CUSTODIAN SERVICES AGREEMENT

      THIS AGREEMENT is made as of February 23, 2004 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and the AMERICAN FEDERATION OF LABOR CONGRESS OF INDUSTRIAL ORGANIZATIONS HOUSING INVESTMENT TRUST, a business trust organized under the laws of the District of Columbia (the "Trust").

                               W I T N E S S E T H:

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Definitions.  As Used in This Agreement:

     (a)   "1933 Act" means the Securities Act of 1933, as amended.
     (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.
     (c)   "1940 Act" means the Investment Company Act of 1940, as amended.
     (d) "Authorized Person" means any officer of the Trust and any other person authorized by the Trust to give Oral or Written Instructions on behalf of the Trust. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.
     (e) "Book-Entry System" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the SEC under the 1934 Act.
     (f)  "CEA" means the Commodities Exchange Act, as amended.
     (g) "Oral Instructions" mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.
     (H)  "Participant" means a registered holder of a Unit of the Trust.
     (i)  "PFPC Trust" means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.
     (j)  "SEC" means the Securities and Exchange Commission.
     (k) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.
     (l)  "Units" mean the units of participation of the Trust.
     (m)  "Property" means:
         (i)  any and all securities and other investment items which the
              Trust may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Trust;
        (ii)  all income in respect of any of such securities or other investment items;
       (iii)  all proceeds of the sale of any of such securities or investment items; and
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       (iv)  all proceeds of the sale of securities issued by the Trust, which are received by PFPC Trust from time to time, from or on behalf of the Trust.
    (n) "Written Instructions" mean (i) written instructions signed by two Authorized Persons (or persons reasonably believed by PFPC Trust to be Authorized Persons) and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically or by hand, mail or facsimile sending device.

2. Appointment. The Trust hereby appoints PFPC Trust to provide custodian services to the Trust as set forth herein and PFPC Trust accepts such appointment and agrees to furnish such services.

3.   Compliance with Laws.

     PFPC Trust undertakes to comply with material applicable requirements of the Securities Laws and material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Trust or any other entity.

4.   Instructions.

     (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.
     (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Trust or of any vote, resolution or proceeding of the Trust's Board of Trustees or of the Trust's Participants, unless and until PFPC Trust receives Written Instructions to the contrary.
     (c) The Trust agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust's ability to rely upon such Oral Instructions.

5.       Right to Receive Advice.

         (a) Advice of the Trust. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

         (b) Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice from counsel to the Trust.
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         (c)   Conflicting Advice.  In the event of a conflict between
               directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Trust, and the advice it receives from counsel to the Trust, PFPC Trust shall be entitled to rely upon and follow the advice of such counsel.

         (d) Protection of PFPC Trust. PFPC Trust shall be indemnified by the Trust and without liability for any action PFPC Trust takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from or on behalf of the Trust or from counsel and which PFPC Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6. Records; Visits. The books and records pertaining to the Trust which are in the possession or under the control of PFPC Trust shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and Authorized Persons shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC Trust to the Trust or to an authorized representative of the Trust, at the Trust's expense.

7. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if: (a) it is already known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) release of such information by PFPC Trust is necessary or desirable in
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     connection with the provision of services under this Agreement; (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) it has been or is independently developed or obtained by the receiving party.

8. Cooperation with Accountants. PFPC Trust shall cooperate with the Trust's independent public accountants and shall take all reasonable action to make any requested information available to such accountants as the Trust may reasonably request.

9. PFPC System. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Trust.

10. Disaster Recovery. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own negligence, willful misfeasance, or fraud.

11. Compensation. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Trust will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Trust and PFPC Trust. The Trust acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

12.   Indemnification.

      (a) The Trust agrees to indemnify, defend and hold harmless PFPC Trust and its affiliates, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC Trust takes in connection with the provision of services to the Trust. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC Trust's or its affiliates' own negligence, willful misfeasance, or fraud in the performance of PFPC Trust's activities under this Agreement. The provisions of this Section 12 shall survive termination of this Agreement.

      (b) PFPC agrees to indemnify, defend and hold harmless the Trust, including its officers, directors, agents and employees, from any and all direct damages sustained or incurred because of or in connection with this agreement; provided, however, that PFPC Trust
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           shall only indemnify the Trust for those direct damages arising out of PFPC Trust's own negligence, willful misfeasance of fraud.

13.  Responsibility of PFPC Trust.

     (a) PFPC Trust shall be under no duty to take any action hereunder on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Trust in a written amendment hereto. PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC Trust shall be liable only for any damages arising out of PFPC Trust's failure to perform its duties under this Agreement and only to the extent such damages arise out of PFPC Trust's negligence, willful misfeasance, or fraud.

     (b)  Notwithstanding anything in this Agreement to the contrary, (i)
          PFPC Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Trust reasonably believes to be genuine.

    (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC Trust nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates.

    (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

    (e) Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 14(h)(ii)(B)(4) and Section 14(h)(iii)(A) of this Agreement), the Trust shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Trust shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

    (f) The provisions of this Section 13 shall survive termination of this Agreement.

    (g) Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.
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14.       Description of Services.

          (a) Delivery of the Property. The Trust will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Trust, including cash received as a result of the distribution of Units, during the term of this Agreement. PFPC Trust will not be responsible for any assets until actual receipt.

          (b) Receipt and Disbursement of Money. PFPC Trust, acting upon Written Instructions, shall open and maintain one or more separate accounts for the Trust (each, an "Account") and shall maintain in such Account all cash and other assets received from or for the Trust specifically designated to such Account.

          PFPC Trust shall make cash payments from or for the Trust only for:

          (i) purchases of securities in the name of the Trust, PFPC Trust, PFPC Trust's nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

         (ii) purchase or redemption of Units of the Trust delivered to PFPC Trust;

        (iii) payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld "at source" will be governed by Section 14(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory and management fees which are to be borne by the Trust;

        (iv) payment to, subject to receipt of Written Instructions, the Trust's transfer agent, as agent for the Participants, of an amount equal to the amount of distributions stated in the Written Instructions to be distributed in cash by the transfer agent to Participants, or, in lieu of paying the Trust's transfer agent, PFPC Trust may arrange for the direct payment of cash distributions to Participants in accordance with procedures mutually agreed upon from time to time by and among the Trust, PFPC Trust and the Trust's transfer agent;

        (v) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Trust and held by or delivered to PFPC Trust; and

       (vi)    other payments, upon Written Instructions.


       PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

      (c)     Receipt of Securities; Subcustodians.

              (i)  PFPC Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons,
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                   firms or corporations, except for securities held in a
                   Book-Entry System or through a sub-custodian or depository. All such securities shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Trust's Board of Trustees, or any officer, employee or agent of the Trust withdraw any securities.

                  At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian under applicable law, including the 1940 Act, and agree to comply with the relevant provisions of applicable rules and regulations.
                  Any such arrangement will not be entered into without prior written notice to the Trust (or as otherwise provided in the 1940 Act).

                  PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

     (d) Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:

          (i) deliver any securities held for the Trust against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

         (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Trust as owner of any securities may be exercised;

        (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

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         (iv)   deliver any securities held for the Trust against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

          (v) deliver any securities held for the Trust to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

         (vi) make such transfer or exchanges of the assets of the Trust and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Trust;

        (vii) release securities belonging to the Trust to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Trust; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

       (viii) release and deliver securities owned by the Trust in connection with any repurchase agreement entered into by the Trust, but only on receipt of payment therefor; and pay out monies of the Trust in connection with such repurchase agreements, but only upon the delivery of the securities;

        (ix) release and deliver or exchange securities owned by the Trust in connection with any conversion of such securities, pursuant to their terms, into other securities;

         (x) release and deliver securities owned by the Trust for the purpose of redeeming in kind Units of the Trust upon delivery thereof to PFPC Trust; and

        (xi) release and deliver or exchange securities owned by the Trust for other purposes.

                PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to sub-paragraph d(xi).

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     (e)  Use of Book-Entry System or Other Depository.  PFPC Trust will deposit in Book-Entry Systems and other depositories all securities belonging to the Trust eligible for deposit therein and will utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the Trust, and deliveries and returns of securities subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. Notwithstanding anything in this Agreement to the contrary, PFPC Trust's use of a Book-Entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act.

          PFPC Trust shall administer a Book-Entry System or other depository as follows:

          (i) With respect to securities of the Trust which are maintained in a Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities as belonging to the Trust.

        (ii) Assets of the Trust deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

          PFPC Trust will provide the Trust with such reports on its own system of internal control as the Trust may reasonably request from time to time.

     (f) Registration of Securities. All securities held for the Trust which are issued or issuable only in bearer form, except such securities maintained in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities maintained for the Trust may be registered in the name of the Trust, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominee of the Trust, PFPC Trust, Book-Entry System, depository or sub-custodian. The Trust reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Trust. The Trust agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may maintain for the Accounts. With respect to uncertificated securities which are registered in the name of the Trust (or a nominee thereof), PFPC Trust will reflect such securities on its records based upon the holdings information provided to it by the issuer of such securities, but notwithstanding anything in this Agreement to the contrary PFPC Trust shall not be obligated to safekeep such securities or to perform other duties with respect to such securities other than to make payment for the purchase of such securities upon receipt of Oral or Written Instructions, accept in sale proceeds received by PFPC Trust upon the sale of such securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, and accept in other distributions
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          received by PFPC Trust with respect to such securities or reflect on its records any reinvested distributions with respect to such securities of which it is informed by the issuer of the securities.

     (g) Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of the Trust, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Trust, then Written Instructions or Oral Instructions must designate the person who owns such securities.

     (h) Transactions Not Requiring Instructions. Notwithstanding anything in this Agreement requiring instructions in order to take a particular action, in the absence of a contrary Written Instruction, PFPC Trust is authorized to take the following actions without the need for instructions:

          (i)  Collection of Income and Other Payments.

               (A) collect and receive for the account of the Trust, all
                   income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Trust of such receipt and credit such income to the Trust's custodian account;

               (B) endorse and deposit for collection, in the name of the
                   Trust, checks, drafts, or other orders for the payment of money;

               (C) receive and hold for the account of the Trust all
                   securities received as a distribution on the Trust's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Trust and held by PFPC Trust hereunder;

               (D) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, retired or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

               (E) take any action which may be necessary and proper in
                   connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

        (ii)  Miscellaneous Transactions.

              (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

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                   (1)  for examination by a broker or dealer selling for
                        the account of the Trust in accordance with street delivery custom;

                   (2) for the exchange of interim receipts or temporary securities for definitive securities;

                   (3) for transfer of securities into the name of the Trust on behalf of the Trust or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust;

                    (4) for the exchange of construction loan securities for
                        permanent loan securities; and

                    (5) for the exchange of existing participation
                        certificates for new participation certificates in connection with a construction draw.

                (B)     PFPC Trust shall:

                        (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Trust;

                        (2) collect interest and cash dividends received, with notice to the Trust, to the account of the Trust;

                        (3) hold for the account of the Trust all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust on behalf of the Trust; and

                        (4) subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Trust all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Trust's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

      (iii)  Other Matters.

             (A) subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

             (B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld "at source" by any relevant law or practice.

     (i)  Segregated Accounts.

          (i) PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Trust. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:

               (A) for the purposes of compliance by the Trust with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

               (B)  upon receipt of Written Instructions, for other purposes.

     (j) Purchases of Securities. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

          (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

         (ii) the number of shares or the principal amount purchased and accrued interest, if any;

        (iii)  the date of purchase and settlement;

         (iv)  the purchase price per unit;

          (v)  the total amount payable upon such purchase; and

         (vi) the name of the person from whom or the broker through whom the purchase was made.

          PFPC Trust shall upon receipt of securities purchased by or for the Trust (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Trust the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

     (k) Sales of Securities. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

         (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

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
        (ii) the number of shares or principal amount sold, and accrued interest, if any;

       (iii)  the date of trade and settlement;

        (iv)  the sale price per unit;

         (v)  the total amount payable to the Trust upon such sale;

        (vi) the name of the broker through whom or the person to whom the sale was made; and

       (vii) the location to which the security must be delivered and delivery deadline, if any.

       PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Trust upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form as is consistent with standard industry practice and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

    (l) Reports; Online Access; Proxy Materials.

        (i)  PFPC Trust shall furnish to the Trust the following reports:

             (A) such periodic and special reports as the Trust may reasonably request;

             (B) a monthly statement summarizing all transactions and entries for the account of the Trust, listing each portfolio security belonging to the Trust (with the corresponding security identification number) held at the end of such month and stating the cash balance of the Trust at the end of such month.

             (C) any reports required to be furnished to the Trust pursuant to the Securities Laws or other applicable law; and

             (D) such other information as may be agreed upon from time to time between the Trust and PFPC Trust.

      (ii) PFPC Trust shall make its proprietary DataPath system (or any replacement system) available to the Trust to provide the Trust with immediate access to all current and historical custody data
           (including, but not limited to, monthly transaction statements, account balance information and daily activity) and as an interface for the Trust to download information for the creation of any customized reporting.

    (iii) PFPC Trust shall transmit promptly to the Trust any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Trust as to such actions or events. For clarification, upon termination of this Agreement PFPC Trust shall have no responsibility to transmit such material or to inform the Trust or any other person of such actions or events.

    (m) Crediting of Accounts. PFPC Trust may in its sole discretion credit an Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust's actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in an Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof; and further provided that PFPC Trust shall promptly notify the Trust of any such credit or debit. If PFPC Trust credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation, PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Trust; provided that PFPC Trust shall promptly notify the Trust of any such reversal, debit or deduction. The Trust hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to PFPC Trust of any advance or credit made by PFPC Trust (including charges related thereto) to such Account.

     (n) Collections. All collections of monies or other property in respect of, or which are to become part of, the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Trust. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Trust in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Trust. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its
            satisfaction.   PFPC Trust shall also notify the Trust as soon as
            reasonably practicable whenever income due on securities is not collected in due course and shall provide the Trust with periodic status reports of such income collected after a reasonable time.

15.     PFPC Trust DataPath(SM) Access ("DataPath") Services.

        (a) PFPC Trust shall provide to the Trust the following DataPath Internet access services:

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
            (i) Provide Internet access to PFPC Trust DataPath services at www.pfpcdatapath.com or other site operated by PFPC Trust (the "Site") for Trust portfolio data otherwise supplied by PFPC Trust to the Trust service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to Trust transactions; and (ii) Trust security and cash balances
                (collectively, the "Custody Services").

          (ii) Supply each of the authorized users (an "Authorized User"), as specified in writing by an Authorized Person , with a logon ID and Password;

         (iii) Provide to Authorized Users access to the information listed in subsection (i) above using standard inquiries and reports.

          (iv) Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site.

     (b) In connection with the DataPath services, it is understood that it shall be the responsibility of the Trust to (i) provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption;
         (ii) keep logon IDs and passwords confidential; and (iii) notify PFPC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

     (c) The Trust acknowledges that the Internet is an "open," publicly accessible network and not under the control of any party. PFPC Trust's provision of Custody Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Trust agrees that PFPC Trust shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Custody Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC Trust's standard of care above.

16.  Duration and Termination.

     (a) This Agreement shall continue for a period of three years from [the date first written above] (the "Initial Term") and will be renewed thereafter from year to year (each a "Renewal Term") unless terminated by either party as provided below. This Agreement may be terminated upon the expiration of the Initial Term or the applicable Renewal Term by the Trust or PFPC Trust on ninety (90) days" prior written notice to the other party, which notice must be received at least ninety (90) days" prior to the expiration of the then current
          term.   In the event this Agreement is terminated (pending
          appointment of a successor to PFPC Trust or vote of the Board of Trustees of the Trust to function without a custodian of its cash, securities or other property, as provided below), PFPC Trust shall not deliver cash, securities or other property of the Trust to the Trust. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses (including without limitation reasonable fees and reasonable expenses associated with deconversion or conversion to another service provider and other reasonable trailing expenses incurred by PFPC Trust). PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs and expenses.

17. Successor Custodian. If a successor custodian shall be appointed by the Board of Trustees of the Trust, PFPC Trust shall, upon termination, without cost to the Trust at the expense of the Trust as described in
     Section 16 above, deliver to such successor custodian, duly endorsed and in the form for transfer, all Property then held by it hereunder, and shall transfer to an account of the successor custodian all of the Trust's securities held in a Book-Entry System or other depository. If no successor custodian shall be appointed, PFPC Trust shall, in like manner, upon receipt of a copy of a vote of the Board of Trustees, deliver and transfer such Property in the manner directed by the vote of the Board. In the event that PFPC Trust does not receive a notice of appointment of a successor custodian or copy of a vote of the Board, PFPC Trust may, upon termination, deliver the Property to a bank or trust company (which is a "bank" as defined in the 1940 Act) of PFPC Trust's choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), and qualified to serve as a custodian under the 1940 Act, as custodian for the Trust to be held under terms similar to those of this Agreement.

18. Notices. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 3rd Floor, Philadelphia, Pennsylvania 19153, Attention: Sam Sparhawk; (b) if to the Trust, at 1717 K Street, Ste. 707, Washington, D.C. 20036, Attention: Controller; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. Delegation; Assignment. PFPC Trust may assign its rights and delegate its duties hereunder to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust gives the Trust 30 days' prior written notice of such assignment or delegation.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.  Miscellaneous.

     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

     (b) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed.

     (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (e) Information. The Trust will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Trust.

     (f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (h) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (i) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (j) Customer Identification Program Notice. To help the U.S. government fight the funding Trusting of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial

<PAGE<
          institution on or after October 1, 2003. Consistent with this requirement, PFPC Trust may request (or may have already requested) the Trust's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party"s date of birth. PFPC Trust may also ask (and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     (k) Limitation. This Agreement and any undertakings by the Trust hereunder are not binding upon any of the trustees or officers of or Participants in the Trust personally, but are obligations of the Trust, which was created under the laws of the District of Columbia pursuant to a Declaration of Trust dated September 19, 1981 (as amended).


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                   PFPC TRUST COMPANY


                               By:
                                   ---------------------------
                               Title:


                                   AMERICAN FEDERATION OF LABOR CONGRESS
                                   OF INDUSTRIAL ORGANIZATIONS HOUSING
                                   INVESTMENT TRUST

                                By:
                                   -----------------------------
                                   Erica Khatchadourian
                                   Chief Financial Officer




                                By:
                                   ------------------------------
                                   Helen Kanovsky
                                   Chief Operating Officer


For PFPC use only:

Business Approval By:
                      --------------
Date:
     -------------------------------

Legal Approval By:
                  ------------------
Date:
     -------------------------------